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                                                                    EXHIBIT 99.1

                                  NEWS RELEASE

   PHILIP MOVES AHEAD WITH PLAN OF REORGANIZATION BY FILING UNDER THE CCAA IN
                   CANADA AND CHAPTER 11 IN THE UNITED STATES

     Hamilton, Ontario -- June 25, 1999 -- Philip Services Corp. (TSE/ME: PHV) today announced that it has filed a voluntary application to reorganize under the Companies' Creditors Arrangement Act ("CCAA") with the Ontario Superior Court of Justice in Toronto, Canada, and voluntary petitions under Chapter 11 of the U.S. Bankruptcy Code in the District of Delaware. Philip also announced that it has entered into an amended lock-up agreement with its syndicated lenders.

     "The filing under CCAA and Chapter 11 is an important and necessary step towards strengthening our Company," said Allen Fracassi, interim Chief Executive Officer. "Our plan is based on financial reorganization and Philip continuing to operate on a business as usual basis throughout the restructuring process," continued Mr. Fracassi. "We have taken all the necessary steps to ensure there is security for our employees, clients and ongoing trade suppliers. We are moving ahead to regain financial stability and ensure a strong future."

     The Company's lock-up agreement with its syndicated lenders, which provides the framework for the plan of reorganization, was amended to facilitate the negotiation of an agreement with Philip's major unsecured non-trade creditors to be impaired. Under the amended lock-up agreement, approximately US$1 billion in existing syndicated debt will be converted into US$250 million of senior secured debt, US$100 million in secured convertible payment-in-kind debt, and 91% of the common shares of the restructured Company.

     Certain of the Company's major unsecured creditors to be impaired, or representatives thereof, have advised Philip that they will accept the treatment provided for them in the amended lock-up agreement. Under the amended agreement, holders of the impaired unsecured debt will receive unsecured payment-in-kind notes and 5% of the common shares of the restructured Company.

     Philip has also reached an agreement in principle with the Canadian and U.S. class action plaintiffs to settle all class action claims in return for 1.5% of the common shares of the restructured Company. This agreement is subject to final documentation and the approval of the Courts. Other potential equity claims will receive 0.5% of the common shares of the restructured Company. Existing shareholders will retain 2% of the common shares of the restructured Company.

     The Ontario Superior Court of Justice has approved and ordered granting Philip the authority to continue to manage its affairs on a normal course basis throughout the restructuring process. In addition, the Court approved the granting of debtor-in-possession ("DIP") financing of US$100 million. The DIP financing, which has been co-arranged through Bankers Trust and the Canadian Imperial Bank of Commerce, will support the Company's working capital requirements throughout the restructuring process.

     The Court also authorized the Company's Canadian subsidiaries to continue to meet their ongoing financial obligations with respect to employee salaries and benefits, as well as pre-filing obligations to ongoing trade suppliers, based on the continuance of normal trade credit terms. All post-filing obligations to trade suppliers will continue to be paid in the normal course of business. Philip will seek similar orders with the U.S. Court under Chapter 11.

     "We have executed an agreement with our secured lenders, which was key to the objective of restructuring our debt," concluded Mr. Fracassi. "We have also reached agreements in principle with our primary unsecured creditors and class action plaintiffs. The basis for our plan is to ensure business as usual throughout the restructuring process, and to emerge from the process with a strong balance sheet and competitive businesses."
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     Philip Services is an integrated metals recovery and industrial services company with operations throughout the United States, Canada and Europe. Philip provides diversified metals services, together with by-product management and industrial outsourcing services, to all major industry sectors.

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CONTACT:         LYNDA KUHN
                 VP Corporate Communications and Investor Relations
                 (905) 540-6788/6789
MEDIA:           905-540-6658
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